Exhibit 11

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WESTAMERICA BANCORPORATION
Computation of Earnings Per Share on Common and
Common Equivalent Shares and on Common Shares
Assuming Full Dilution
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                                                      For the three         For the six
                                                      months ended          months ended
                                                        June 30,              June 30,
(In thousands, except per share data)               1998       1997       1998       1997
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
Weighted average number of common
  shares outstanding - basic                      42,607     43,072     42,673     43,009

Add exercise of options
  reduced by the number of
  shares that could have
  been purchased with the
  proceeds of such exercise                          728        803        773        730

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Weighted average number of common
  shares outstanding - diluted                    43,335     43,875     43,446     43,739
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Net income                                       $18,102     $2,814    $36,198    $12,178

Basic earnings per share                           $0.42      $0.07      $0.85      $0.28

Diluted earnings per share                         $0.42      $0.07      $0.83      $0.28
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